EXHIBIT 99.1

                                 AspenBio, Inc.
                          Stock Symbol - APNB (OTC BB)


Company Profile

AspenBio, Inc. is a dynamic young biotechnology company dedicated to the creation of unique patentable products with large market potential and excellent margins. The Company's core antigen business to date and the technology associated with it has enabled and fostered research into products that meet the objectives stated above. The focus of the Company is to develop proprietary products to the point of introduction and seek what it believes is the best potential large pharmaceutical company partner to rapidly penetrate the market. AspenBio is developing a number of products that it believes meets these objectives. Current products include human and animal proteins, as well as, human and animal hormones (see www.aspenbioinc.com for a complete list of products). These products are currently sold to large diagnostic kit manufactures and universities for research purposes. The Company is in the final phase of development of its first in a pipeline of proprietary products known as the "Bovine Pregnancy Test." The test is designed to enable more effective breeding programs, increase milk production per cow and increase the profitability of the dairies. There are approximately 58,000,000 cows located in North America, Europe and the former Soviet Union, of which approximately 70% are artificially inseminated. It is estimated that 10% of the artificially inseminated cows are involved in timed or synchronized breeding programs, which will be the initial target market for the Bovine Pregnancy Test. If results are promising in the initial target market, the Company believes the market could be expanded substantially.


Company Highlights

o AspenBio is in negotiations with a large pharmaceutical company with the intent of having that entity market the patent pending Bovine Pregnancy
     Test. The Bovine Pregnancy Test is the first of its kind ever produced. AspenBio expects a final field trial to be completed in the spring of 2003 and to launch the test with a pharmaceutical partner in the summer of 2003.

o On January 10, 2003 AspenBio moved into its new, state of the art, 40,000 square foot facility in Castle Rock, Colorado. The new facility will increase the capabilities of the Company and allow the Company to more effectively develop and bring its new products to market. Total costs of the new, Company owned facility are approximately $3,600,000, with total debt on the facility of approximately $3,200,000.

o On January 24, 2003 the shares of AspenBio began trading on the OTC Bulletin Board under the symbol APNB.

o AspenBio is currently producing an antigen known as CEA as part of the National Cancer Institute's studies to develop a vaccine for colon cancer.

o AspenBio is developing a recombinant Bovine/Porcine insulin for the companion animal feline market. Our initial plan is to seek a compassionate drug exemption from the FDA for sales to feline owners. The Company is in discussions with several large pharmaceutical companies to license the product.

o AspenBio has licensed a technology from a major animal health university that it believes could be used in the determination of either viral or bacterial infection, in the hopes of reducing the indiscriminate use of antibiotics in food animals. The FDA has indicated that they would like to reduce the use of antibiotics in food animals so that they regain effectiveness in the treatment of many diseases.

o AspenBio's research into potential proteins or hormones that positively impact the success of fertility programs associated with bovine and equine species continues to show promising results.

o Sales for 2002 are expected to be approximately $750,000. The Company expects to show losses due to R&D and transactional and other costs associated with becoming a public company of approximately $600,000 for 2002. Results in 2003 will be dependent upon the timetable for launching of the Bovine Pregnancy Test.

Corporate Structure:
Total shares outstanding                           9,300,000
Warrants outstanding@1.00/share                      830,000
Warrants outstanding @$1.50/share                    450,000
$500,000 Note convertible @ $1.50/ share             333,333
Options to employees/directors                       250,000
Total shares-fully diluted                        11,163,333

For additional info contact JW Roth at 303-794-2000
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This corporate profile includes  "forward looking  statements" as defined by the
Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are
based  on  certain  assumptions  made  based  on  experience,   expected  future
developments   and  other   factors  APNB  believes  are   appropriate   in  the
circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, adverse changes in market conditions, fluctuations in sales volumes, problems in collecting receivables, and difficulties in refinancing the construction loan on the Company's new facility. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this corporate profile should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.